EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Modtech Holdings, Inc.:

As successor in interest to Peterson & Co., LLP (“Peterson”), we consent to the use of Peterson’s report dated April 4, 2006, with respect to the consolidated balance sheet of Modtech Holdings, Inc. as of December 31, 2005, the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended, and the related financial statement schedule II for the year ended December 31, 2005 incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

San Diego, California January 10, 2007